Exhibit 99.1

Inspire Veterinary Partners Acquires Central Florida Animal Hospital

Acquisition will add approximately $1.8 million in annual revenue and increases network of animal hospitals to 14

VIRGINIA BEACH, VA / ACCESS Newswire / June 5, 2025 / Inspire Veterinary Partners, Inc. (Nasdaq:IVP) (“Inspire” or the “Company”), an owner and provider of pet health care services throughout the U.S., announced today it has acquired 100% ownership interest in DeBary Animal Clinic in DeBary Florida, north of Orlando. The acquisition marks the Company’s fifth in the state and is projected to add up to approximately $1.8 million in annualized revenue to Inspire’s growing veterinary clinic network.

The multi-doctor general practicewith an established history in the community offers a full range of services for companion animals, including surgical procedures, dental, and wellness care. Inspire’s veterinary clinic network already includes hospitals across eight states: California, Colorado, Florida, Indiana, Massachusetts, Maryland, Ohio, and Texas, with more planned for the near future.

“The addition of our fifth location in the vibrant Florida pet care market is an important milestone in our growth strategy as we continue to demonstrate the value of the management and operational efficiencies associated with our expanding network of hospitals,” said Kimball Carr, President & Chief Executive Officer of Inspire. “Our belief that the number and quality of potential animal hospitals looking to join the Inspire network has grown and will continue to grow based on our unique approach to supporting clinics operations and we look forward to additional acquisitions throughout the United States in the near term.”

About Inspire Veterinary Partners, Inc.

Inspire Veterinary Partners is an owner and provider of pet health care services throughout the US. As the Company expands, it expects to acquire additional veterinary hospitals, including general practice, mixed animal facilities, and critical and emergency care. For more information, please visit: www.inspirevet.com.

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Forward-Looking Statements

This press release contains forward-looking statements regarding the Company’s current expectations. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could cause actual results to differ include, but are not limited to, statements by the Company relating to the completion of the offering, the satisfaction of customary closing conditions related to the offering, the intended use of proceeds from the offering, receipt of Stockholder Approval as well as risks and uncertainties related to the satisfaction of customary closing conditions related to anticipated acquisitions, or factors that result in changes to the Company’s anticipated results of operations related to acquisitions. These and other risks and uncertainties are described more fully in the section captioned “Risk Factors” in the Company’s public filings made with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no duty to update such information except as required under applicable law.

Investor ContactCoreIRMatt Blazei516-386-0430mattb@coreir.com

Press ContactCORE IRMatthew Cosselpr@coreir.com

General InquiresMorgan WoodMwood@inspirevet.com